QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PPT Vision, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PPT VISION, INC.
12988 Valley View Road
Eden Prairie, MN 55344
(952) 996-9500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MARCH 13, 2003

To the Shareholders of PPT VISION, Inc.:

        Notice is hereby given that the Annual Meeting of Shareholders of PPT VISION, Inc. will be held on Thursday, March 13, 2003, at 3:30 p.m., Central Time, at the offices of PPT VISION, Inc. at 12988 Valley View Road, Eden Prairie, MN, for the following purposes:

          1.    To elect five (5) directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified.

          2.    To consider and vote upon a proposal to amend the Company's 2000 Stock Option Plan to (i) increase the number of shares issuable under the Plan from 500,000 to 1,100,000 shares and (ii) to increase the maximum number of options that can be granted to a person in one fiscal year from 50,000 to 100,000 shares.

          3.    To consider and vote upon a proposal to amend the Company's 2000 Employee Stock Purchase Plan to increase the number of shares issuable under the Plan from 150,000 to 300,000 shares.

          4.    To transact such other business as may properly come before the meeting or any adjournment thereof.

        Accompanying this Notice of Annual Meeting is a Proxy Statement, Form of Proxy and the Company's Annual Report to Shareholders for the fiscal year ended October 31, 2002.

        The Board of Directors has fixed the close of business on January 13, 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors

Timothy C. Clayton Secretary

Eden Prairie, Minnesota
Dated: February 3, 2003

PLEASE REMEMBER TO SIGN AND RETURN YOUR PROXY.

PPT VISION, INC.
12988 Valley View Road
Eden Prairie, MN 55344
(952) 996-9500

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MARCH 13, 2003

GENERAL MATTERS

        This Proxy Statement is furnished to the shareholders of PPT VISION, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on March 13, 2003 or any adjournment or adjournments thereof. The cost of this solicitation will be borne by the Company.

        Any proxy may be revoked at any time before it is voted by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting. If not so revoked, the shares represented by such proxy will be voted. The Company's principal offices are located at 12988 Valley View Road, Eden Prairie, Minnesota 55344, and its telephone number is (952) 996-9500. The mailing of this Proxy Statement to shareholders of the Company commenced on or about February 10, 2003.

        Only shareholders of record at the close of business on January 13, 2003 are entitled to vote at the meeting. On that date the Company had 10,067,950 shares of common stock, $.10 par value, issued and outstanding, each of which is entitled to one vote per share on each matter to be voted upon at the Annual Meeting.

QUORUM AND VOTE REQUIRED

        The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business. Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. There is no cumulative voting for directors. Votes cast by proxy or in person at the Annual Meeting of Shareholders will determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of the matter submitted to the shareholders for a vote. Broker non-votes will be treated as shares not present and entitled to vote.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table sets forth information as of January 13, 2003 concerning the beneficial ownership of the common stock of the Company by (i) the only shareholders known by the Company to own more than five percent of the common stock of the Company, (ii) each director of the Company, (iii) each Named Executive Officer listed in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group. Shares acquirable within 60 days include stock options and warrants to purchase shares of common stock of the Company.

Name and Address of Beneficial Owner	Shares of Common Stock(1)	Shares Acquirable Within 60 days	Total	Percentage(1)
P.R. Peterson(2) ESI Investment Co.(2) 6111 Blue Circle Drive Minnetonka, MN 55343	3,707,500	1,177,321	4,884,821	43.4%
Fred and Annette Brenner 514 N. Wynnewood Avenue Wynnewood, PA 19096	1,035,980	342,660	1,378,640	13.2%
Joseph C. Christenson	52,577	31,000	83,577	*
Robert W. Heller	10,000	10,000	20,000	*
David C. Malmberg	41,900	22,725	64,625	*
Benno G. Sand	6,400	6,600	13,000	*
Arye Malek	33,822	20,500	54,322	*
David L. Friske	30,947	11,667	42,614	*
All executive officers and directors as a group (8 persons)	3,902,646	1,294,813	5,197,459	45.7%

* Indicates ownership of less than one percent.

(1)
Except as noted, all shares beneficially owned by each person as of the record date were owned of record, and each person had sole voting power and sole investment power for all such shares beneficially held. The table excludes shares purchasable pursuant to the Company's 2000 Employee Stock Purchase Plan.

(2)
ESI Investment Co. is the record owner of 1,657,952 shares of common stock. Mr. Peterson is a controlling shareholder of the parent company of ESI. Mr. Peterson also owns 190,848 shares of common stock individually, controls 1,803,400 shares as trustee of the P.R. Peterson Co. Profit Sharing Trust and controls 55,300 shares that are owned by Peterson Brothers Securities Company. Shares acquirable within 60 days include 549,084 warrants owned by ESI, 595,000 warrants owned by the Profit Sharing Trust, 18,000 owned by Peterson Brothers Securities Company and 11,000 options and 4,237 warrants owned by Mr. Peterson directly.

Proposal #1
ELECTION OF DIRECTORS

        Five directors are to be elected at this Annual Meeting. The Board has nominated for election the five persons named below and each has consented to being named a nominee. If elected, all directors will serve until the next Annual Meeting of Shareholders, or until their successors have been elected and qualified.

        All of the nominees for election as directors are presently directors of the Company. The nominees listed below have consented to serve, if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director. It is the intention of the individuals named as proxies to vote "FOR" each nominee (unless otherwise directed). If any nominee should be unable to serve as a director, it is the intention of the individuals named as proxies to vote for the election of such person or persons as the Board may, in its discretion, recommend.

        The nominees are listed below with their ages, their present positions with the Company and their present principal occupations or employment. Mr. Christenson has devoted and will devote his full working time to the business of the Company. Messrs. Heller, Malmberg, Peterson and Sand have devoted and will devote such time as is necessary to fulfill their duties as directors.

        JOSEPH C. CHRISTENSON, 44, has been President of the Company since January 1989 and a director since December 1987. Prior to being elected President of the Company, Mr. Christenson served in a series of positions of increasing responsibility since joining the Company in May 1985. Mr. Christenson has a Masters in Business Administration from the University of Michigan and a Bachelor of Arts degree from St. Olaf College.

        ROBERT W. HELLER, 57, currently serves as President of Heller Capital, Inc., a management consulting and investment company and serves as a director of five other companies. Mr. Heller held various senior management roles at Advance Circuits, Inc., a manufacturer of printed circuit boards from 1977 to 1996 beginning as Vice President of Manufacturing and serving as Chief Executive Officer beginning in 1991. Mr. Heller holds a bachelor's degree in industrial engineering from North Dakota State University and a master's degree in industrial administration from Purdue University.

        DAVID C. MALMBERG, 59, has been a director of the Company since May 1994. Since May 1994, Mr. Malmberg has also been the President of David C. Malmberg, Inc., a consulting and investment management firm. Prior to that time, he served in various capacities with National Computer Systems, Inc., a global data collection services and systems company, most recently serving as President from 1978 through 1993 and serving as Vice Chairman from January 1993 through 1994. Mr. Malmberg is Chairman of the Board of Three-Five Systems, Inc., and of Kontron Mobile Computers, Inc., and also serves on the boards of two other private companies.

        P.R. PETERSON, 69, is the Secretary and a director of Electro-Sensors, Inc., a manufacturer of machine control systems. Mr. Peterson is also President of P.R. Peterson Co., Inc., a venture capital firm where he has served for over five years. Mr. Peterson served as a director from the Company's inception in 1982 to 1985. He was again elected a director of the Company in December 1988 and continues to serve in that capacity.

        BENNO G. SAND, 48, has been a director of the Company since March 2001. Mr. Sand is Executive Vice President, Business Development, Investor Relations and Secretary at FSI International, Inc. From January 1998 to December 1999 he served as Executive Vice President and Chief Administrative Officer of FSI International. Mr. Sand has been employed by FSI International since 1982, serving in a series of positions of increasing importance, including as the Company's Chief Financial Officer from 1991 through 1998. While at FSI, Mr. Sand has played a key role in three acquisitions, one divestiture, three public offerings, a private debt placement and various joint ventures and technology licenses. He currently serves on the board of directors of three private companies. Mr. Sand has a Bachelor of Science degree in Accounting from St. Cloud State University.

The Board Of Directors And Management Recommend A Vote "For"
the Nominees Listed Above.

Other Information Regarding the Board of Directors

Board Meetings

        The Board of Directors met four times during the fiscal year ended October 31, 2002. Each director attended at least 75% of the total number of Board meetings and the meetings of Committees upon which he served in fiscal 2002.

Director Remuneration

        In the past, non-employee directors have been paid $1,250 each quarter for services as members of the Board. In addition the Company has periodically granted stock options to its non-employee directors under the Company's Stock Option Plan. In December 2001 the Company decided to suspend the payment of the directors' quarterly fees for fiscal year 2002 and, in exchange, each director was granted an option to purchase 2,500 shares at a price of $1.35 per share, vesting one year from the date of grant. No other stock options were granted to non-employee directors in fiscal year 2002.

Compensation Committee

        The Board has a Compensation Committee consisting of Mr. Heller, Mr. Malmberg (Chair), Mr. Peterson and Mr. Sand. The Compensation Committee met once separately as a committee in fiscal 2002, and also took action at board meetings or in written minutes of action.

Audit Committee

        The Board of Directors has an Audit Committee ("Committee") comprised of Robert Heller (Chair), David Malmberg and Benno Sand. The Committee operates under an Audit Committee Charter adopted effective June 9, 2000. Each of the members of the Committee is an independent director as defined by the Nasdaq Small Cap Market listing standards. A copy of the Audit Committee Charter was attached to the 2001 Proxy Statement.

REPORT OF AUDIT COMMITTEE

        The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company's financial reporting system by overseeing and monitoring management's and the independent auditors' participation in the financial reporting process. In addition, the Audit Committee oversees the Company's internal control structure and financial reporting activities, reviews the scope of the annual audit, reviews non-audit services performed by auditors to determine and maintain auditor independence, selects the Company's independent auditors, reviews the Company's audited annual and unaudited quarterly financial statements prior to release to the public and conducts discussions with the Company's independent auditors each quarter on their quarterly review findings. Each member of the Audit Committee is independent as defined in current Nasdaq regulations.

        The Committee met four times as a full committee in fiscal year 2002. The meetings were designed to facilitate and encourage private communication between the Committee and the Company's independent accountants, PricewaterhouseCoopers LLP.

        The Committee has reviewed and discussed the Company's audited financial statements with management and PricewaterhouseCoopers LLP. Management represented to the Committee that the

Company's financial statements were prepared in accordance with generally accepted accounting principles. The discussions with PricewaterhouseCoopers LLP also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        PricewaterhouseCoopers LLP provided to the Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This information was discussed with PricewaterhouseCoopers LLP.

        Based on the discussions with management and PricewaterhouseCoopers LLP, the Committee's review of the representations of management and the report of PricewaterhouseCoopers LLP, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the year ended October 31, 2002, filed with the Securities and Exchange Commission.

BY THE AUDIT COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS

Robert W. Heller	David C. Malmberg	Benno G. Sand

EXECUTIVE OFFICERS OF THE COMPANY

        The Company has four executive officers: Joseph C. Christenson, Arye Malek, David Friske and Timothy C. Clayton. Biographical and other information about Arye Malek, David Friske and Timothy C. Clayton is provided below. Information about Joseph C. Christenson may be found under the heading "Election of Directors."

        ARYE MALEK has been Vice President and General Manager of the Microelectronics Systems Division since February 2000. Prior to that, he served as Vice President of Marketing of the Company since May 1996. He joined the Company in May 1990 as a Senior Account Manager and became Director of International Operations in November 1992. Mr. Malek holds a Bachelor of Science Degree from the University of Minnesota.

        DAVID FRISKE has been Vice President of Manufacturing of the Company since March 1999. From February 1984, Mr. Friske served as Director of Manufacturing and Purchasing. Prior to joining the Company, Mr. Friske was employed by Medtronic, Inc.

        TIMOTHY C. CLAYTON was appointed Chief Financial Officer of the Company in November 2002. Mr. Clayton serves as a consultant to the Company and is a principal of the firm Emerging Capital, a financial consulting and merger and acquisition advisory firm he founded in September 2000. From November 1997 until September 2000, Mr. Clayton was Executive Vice President, Chief Financial Officer and Treasurer of Building One Services Corp. Prior to Building One Services, Mr. Clayton was a partner with Price Waterhouse, LLP.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Other Compensation

        The following table sets forth, for the fiscal years ending October 31, 2002, 2001 and 2000, the cash compensation paid by the Company, as well as certain other compensation paid or earned for those years by Joseph C. Christenson, the Company's President and Chief Executive Officer, and the only other executive officers whose compensation exceeded $100,000 in fiscal 2002 (the "Named Executive Officers"), for services rendered to the Company in all capacities during the past three fiscal years.

Summary Compensation Table

		Annual Compensation				Long Term Compensation
Name and Principal Position	Year Ended October 31,	Salary	Bonus		Other Annual Compensation(1)	Options (Number of Shares)
Joseph C. Christenson President and Chief Executive Officer	2002 2001 2000	$156,000 165,333 158,667	$	— — 15,000	$500 2,000 2,000	66,000 15,000 15,000
Arye Malek Vice President and General Manager, Microelectronics Systems Division	2002 2001 2000	135,000 140,833 130,622		— — 10,000	500 2,000 2,000	29,500 16,500 5,000
David Friske Vice President, Manufacturing	2002 2001 2000	107,000 109,917 105,000		— — 5,000	500 2,000 2,000	20,000 5,000 —

(1)
Represents contributions to the Company's Employee Retirement 401(k) Plan.

Stock Options

        The following table contains information concerning stock option grants to the Named Executive Officers during the fiscal year ended October 31, 2002.

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year		Exercise Or Base ($/Sh)	Expiration Date
Joseph C. Christenson	65,000 1,000	17.4 ..3	% %	$0.90 1.41	7/12/09 11/6/08
Arye Malek	28,500 1,000	7.6 ..3	% %	$0.90 1.41	7/12/09 11/6/08
David Friske	19,000 1,000	5.0 ..3	% %	$0.90 1.41	7/12/09 11/6/08

Aggregated Option Exercises in Fiscal 2002
and Option Values at October 31, 2002

			Number of Unexercised Options at October 31, 2002		Value of Unexercised In-the-Money Options at October 31, 2002(1)
Name	Acquired on Exercise	Shares Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph C. Christenson	—	—	31,000	85,000	$—	$—
Arye Malek	—	—	18,834	42,166	—	—
David Friske	—	—	11,667	23,333	—	—

(1)
Value is calculated based on the difference between the option exercise price and the closing price for the common stock on October 31, 2002, as reported on the Nasdaq Small Cap Market, multiplied by the number of shares underlying the option.

Employment Agreements

        The Company has entered into written employment agreements with Messrs. Christenson, Malek and Friske. Under the terms of their respective employment contracts, each of the officers is required to devote his full time and effort to the Company. Each employment agreement is renewable annually, contains a one-year non-compete provision and is terminable by the Company or the officer on 60-days' notice.

Equity Compensation Plan Information

        The following table below presents our Equity Compensation Plan information as of October 31, 2002

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plan approved by security holders	842,384	$2.86	299,512

        The Company has three equity compensation plans: its 1988 Stock Option Plan, its 1997 Stock Option Plan and its 2000 Stock Option Plan. The table above does not include an additional 600,000 shares that have been authorized under the 2000 Stock Option Plan, but are subject to shareholder approval at the Company's 2003 Annual Meeting of Shareholders as described in Proposal #2.

Report on Repricing of Options

        Over its history, the Company has believed that the granting of stock options to employees has provided a significant incentive to the Company's employees to align their interests with those of the Company's shareholders. Substantially all of the Company's employees have received options in the past and the Company's policy has been to grant options to each employee on his or her starting date and grant additional options periodically, particularly in connection with offerings of the Company's securities. In January 2002, the Board of Directors of the Company, including all four members of the Compensation Committee, reviewed the Company's outstanding options and noted that a significant number of the Company's options were granted at prices of $5.00 per share or higher. The Compensation Committee believed that because of the significant decrease in the price of the

Company's stock, it was unlikely that these options would provide significant incentive for employees, particularly in the short term. Accordingly, on January 11, 2002, the Company's Board authorized the cancellation of 221,650 stock options at an average weighted average of $6.88 per share. Six months and one day later, on July 12, 2002, the Company's Board reissued a total of 221,650 options at a price of $.90 per share, fair market value on the date of the grant. The Compensation Committee believed that the cancellation of these options and the granting of new stock options would provide an additional incentive for employees and result in increased shareholder value. The options that were repriced were granted under the 1988 Stock Option Plan and 1997 Stock Option Plan.

BY THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS

ROBERT W. HELLER	DAVID C. MALMBERG	P.R. PETERSON	BENNO G. SAND

Proposal #2
AMENDMENTS TO THE 2000 STOCK OPTION PLAN

        On January 13, 2003, the Company's Board of Directors approved amendments, subject to shareholder approval, to the 2000 Stock Option Plan (i) to increase the number of options available for issuance under the plan from 500,000 to 1,100,000 options, and (ii) to increase from 50,000 to 100,000 the number of options that may be granted to any one person in any fiscal year.

        The 2000 Stock Option Plan (the "Stock Option Plan") currently provides for the granting of options to purchase up to an aggregate of 500,000 shares to employees of the Company. The Amendment increases the maximum number of shares of common stock available to 1,100,000. The Stock Option Plan also currently limits the number of options that may be granted to a person in one fiscal year to a maximum of 50,000 shares. The Amendment would increase the maximum number of shares to 100,000 per person per fiscal year. As of January 15, 2003, the Company had less than 5,000 shares available for future grants under the Stock Option Plan.

        The purpose of the PPT VISION, Inc. Stock Option Plan is to provide a continuing, long-term incentive to selected eligible officers, directors, key employees and consultants of PPT VISION, Inc.; to provide a means of rewarding outstanding performance; and to enable the Company to maintain a competitive position to attract and retain key personnel necessary for continued growth and profitability.

        The Stock Option Plan has the following additional features:

Administration

        The Stock Option Plan must be administered either by the whole Board,or a committee of at least two disinterested or non-employee directors within the meaning of Section 16 of the Securities Exchange Act of 1934. The Compensation Committee (the "Committee") currently administers the Stock Option Plan.

        The Committee, subject to the terms of the Stock Option Plan, has the authority to select employees to whom options will be granted, and to determine the terms of the options, including the number of shares subject to each option, the option exercise price, the option duration, the manner in which the option becomes exercisable and whether the option is an Incentive Stock Option (as defined in section 422 of the Internal Revenue Code) or a Non-Qualified Stock Option (an option that does not qualify as an Incentive Stock Option).

Eligible Employees

        All employees of the Company are eligible to receive options under the Stock Option Plan, including officers, directors, consultants and regular full-time executive, administrative, professional, production and technical employees of the Company. As of January 15, 2003, approximately 90 persons were eligible to receive options under the Stock Option Plan. While no formal policy is in place, the Committee has historically granted options to each employee on his or her starting date and on a periodic basis thereafter, particularly in connection with offerings of the Company's securities.

Option Pricing and Vesting

        Incentive Stock Options granted to persons holding 10% or less of the Company's total voting power may not be granted at a purchase price of less than the fair market value of the common stock on the date of the grant. Incentive Stock Options granted to persons holding more than 10% of the Company's total voting power may not be granted at a purchase price of less than 110% of the fair market value of the common stock on the date of the grant. Non-Qualified Stock Options may not be granted at a purchase price less than 85% of the fair market value of the date of the grant. Options vest and become exercisable as determined by the Committee at the time of the grant.

Duration of Options

        The term of each option, which is fixed at the date of grant, may not exceed ten years from the date the option is granted (except that an Incentive Stock Option granted to a person holding more than 10% of the Company's total voting power may be exercisable for only seven years). Options may be made exercisable in whole or in installments, as determined by the Committee. Options that have been granted to employees who terminate employment due to death or disability may be exercised for a period of one year after the employee's termination by the optionee or the optionee's personal or legal representative. An optionee who leaves the Company for reasons other than death, disability or termination for cause has three months after termination in which to exercise his or her options. Options granted to an optionee whose employment is terminated for cause terminate immediately and may not be exercised.

Transfer

        Options granted under the Stock Option Plan are exercisable only by the optionee to whom the options were granted, during his or her lifetime. The options are not assignable or transferable other than by will or by the laws of descent and distribution. Notwithstanding these limitations, the Committee may, in its discretion, determine that options may be exercised by persons other than the optionee and that an option may be transferable based on tax and federal securities law considerations then in effect for the options.

Amendment

        The Board may terminate or amend the Stock Option Plan at any time, except that the following actions may not be taken without the approval of the Company's shareholders: (i) an increase of the maximum number of shares as to which options may be granted under the Stock Option Plan (ii) granting of Incentive Stock Options at less than fair market value; and (iii) a change which results in any repricing of any award or option already granted in accordance with the Stock Option Plan.

Outstanding Options

        Please see the following tables in this document for more information: "Equity Compensation Plan Information" and "Summary Compensation Table."

Effect of Federal Income Taxation

        Counsel for the Company has advised that the federal income tax attributes of options granted under the Stock Option Plan are as described in the following paragraphs:

        Under the Internal Revenue Code of 1986, as amended (the "Code"), the recipient of an option that qualifies as an incentive stock option within the meaning of Section 422 of the Code ("Incentive Option") receives a tax benefit of income deferral if the recipient meets the holding period requirements of Section 422. Neither the grant nor the exercise of an Incentive Option results in taxable income to the optionee or a deduction of the issuer; however, the amount by which the fair market value of the common stock on the date of exercise exceeds the exercise price is an item of adjustment under the Internal Revenue Code, as amended, and may therefore subject the optionee to an alternative minimum tax. Assuming the holding period requirements are met, upon the ultimate sale of the common stock acquired upon the exercise of an Incentive Option, the amount by which the sale price exceeds the exercise price will be treated as a long-term capital gain. There is no limitation on the value of common stock subject to the Incentive Option; however, the aggregate fair market value of the common stock (determined as of the date of grant) that may become first exercisable with respect to any recipient in any calendar year under the Stock Option Plan may not exceed $100,000.

        Generally, with respect to options that do not qualify as Incentive Stock Options ("Non-Qualified Stock Options"), the acquisition of common stock through the exercise of Non-Qualified Stock Options will result in compensation income to the optionee, subject to withholding, as of the date of exercise in an amount by which the fair market value of the common stock at such date exceeds the exercise price. Upon exercise, the Company will generally be entitled to a deduction in an identical amount. When an optionee disposes of such common stock, any difference between the amount received and the fair market value of the common stock on the date of exercise will be treated as a long- or short-term capital gain, as the case may be, depending on the period of time the optionee has held the common stock.

        The foregoing summary of the effect of federal income taxation upon participants in the Stock Option Plan with respect to the receipt of an option or common stock received upon the exercise of any option does not purport to be complete. Reference is made to the applicable provisions of the Code.

        The foregoing summary of the Stock Option Plan does not purport to be complete and is qualified in its entirety by reference to the Stock Option Plan itself. The full text of the Stock Option Plan will be provided to any shareholder who desires a copy, upon written request to the Company, Attention: Secretary, 12988 Valley View Road, Eden Prairie, MN 55344.

Vote Required and Board of Directors Recommendation

        The affirmative vote of a majority of the shares of common stock present and entitled to be voted on this matter at the meeting is required to adopt this proposal.

The Board Of Directors Unanimously Recommends a Vote "For"
the Adoption of the Amendments to the 2000 Stock Option Plan.

Proposal #3
AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

        On January 13, 2003, the Company's Board of Directors approved an amendment, subject to shareholder approval, to the 2000 Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares that can be purchased by employees from 150,000 to 300,000 shares.

        In March 2000, shareholders approved the adoption of the Purchase Plan to replace the 1995 Employee Stock Purchase Plan, which by its terms expired during 2000. The Purchase Plan currently provides for the purchase of up to 150,000 shares of common stock during annual offering periods that began June 1, 2000. Under the terms of the Purchase Plan, eligible employees may purchase common stock annually at 85% of the lesser of (1) the fair market value on the first day of the annual offering period or (2) the fair market value on the last day of each annual offering period.

        The purpose of the Purchase Plan is to provide a greater community of interest between PPT VISION, Inc. shareholders and its employees, and to facilitate purchases by employees of additional shares of stock in the Company. It is believed the Purchase Plan will encourage employees to remain in the employ of the Company and will also permit the Company to compete with other corporations offering similar plans in obtaining and retaining the services of competent employees. It is intended that options issued pursuant to this Plan shall constitute options issued pursuant to an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended.

        The first phase of the Purchase Plan began on June 1, 2000 and employees were granted the right to purchase 53,354 shares at $3.88 per share. The first phase of the Purchase Plan ended on May 31, 2001 and employees purchased 32,336 shares at $1.81 per share. The second phase of the Purchase Plan began on June 1, 2001 and employees were granted the right to purchase 110,652 shares at $1.81 per share. The second phase of the Purchase Plan ended on May 31, 2002 and employees purchased 71,971 shares at $0.76 per share.

        Following completion of the second phase of the Purchase Plan, the Company had issued 125,325 shares to employees leaving only 24,675 shares available for issuance in fiscal 2003. In view of the level of support shown by the employees to the Company, it was apparent to the Board of Directors that the Purchase Plan needed to be amended to increase the number of shares available for sale to the employees. Accordingly, the Company's Board of Directors, after consideration of the substantial value of the Purchase Plan to the Company, voted to amend the Purchase Plan to increase the number of shares authorized from 150,000 to 300,000 shares, subject to shareholder approval at the 2003 Annual Meeting of Shareholders.

        The Purchase Plan has the following additional features:

Administration

        The Purchase Plan must be administered either by the whole Board, or a committee of at least two persons who are directors, officers or employees of the Company.

Eligible Employees

        Any employee of the Company,including employees who are also members of the Board, who has completed at least two weeks of continuous service on or prior to the commencement of a phase of the Purchase Plan is eligible to participate in the Purchase Plan, subject to the limitations in Section 423 of the Internal Revenue Code. As of January 15, 2003, approximately 90 persons were eligible to participate in the Purchase Plan.

Participation

        An eligible employee may elect to enroll in any phase of the Purchase Plan by completing a payroll deduction authorization and filing it with the personnel office of the Company at least seven days before the phase commences. The participant must indicate on the authorization the amount of the contribution to be made, not less than $10, and not to exceed 10% of the participant's base pay.

Payroll Deductions

        The Company may use all payroll deductions received or held by the Company under the Purchase Plan for any corporate purpose and the Company is not obligated to segregate such deductions. No interest will be paid on any amounts in any participant's account.

Shares Under Option

        The shares to be sold to a participant under the Purchase Plan may be either authorized but unissued shares, or shares acquired in the open market by the Company.

Option Pricing and Exercise

        The option price of the shares to be purchased with payroll deductions for a participant shall be the lower of (i) 85% of the fair market value of the shares on the date the phase commences, or (ii) 85% of the fair market value of the shares on the termination date of the phase. Unless a participant gives written notice to the Company, an option for the purchase of shares will be exercised automatically as of the Termination Date of the phase of the Purchase Plan for the number of full shares that the accumulated payroll deductions will purchase at the applicable option price.

Death, Withdrawal, or Termination

        In the event of the participant's death, the beneficiary designated by the participant may elect to purchase the number of full shares that the accumulated payroll deductions of the participant will purchase and have the balance distributed in cash. If such election is not made, the accumulated payroll deductions are distributed in cash. Upon termination of the participant's employment with the Company, the accumulated payroll deductions are distributed in cash. A participant may withdraw all or any part of the payroll deductions credited to his or her account under the Purchase Plan at any time by giving written notice to the Company. The participant's payroll deductions are paid to him or her promptly after receipt of this notice, and no further payroll deductions are made. Any amount not withdrawn in this manner remains in the participant's account.

Transfer

        Neither the payroll deductions credited to the participant's account nor any rights with regard to the exercise of an option or to receive shares under the Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the participant. Any attempt to transfer, assign, pledge or otherwise dispose of the payroll deductions or options to receive shares is null and void, though the Company may treat such act as an election to withdraw funds as described above.

Amendment

        The Board may at any time amend the Purchase Plan, except that no amendment may make any change in any option already granted that would adversely affect the rights of any participant. In addition, no amendment may be made without first obtaining the approval of the shareholders of the Company that would (i) require the sale of more shares than are authorized under the Purchase Plan, or (ii) change the qualifications of eligible employees.

        The foregoing summary of the Purchase Plan does not purport to be complete and is qualified in its entirety by reference to the Purchase Plan itself. The full text of the Purchase Plan will be provided to any shareholder who desires a copy, upon written request to the Company, Attention: Secretary, 12988 Valley View Road, Eden Prairie, MN 55344.

Vote Required and Board of Directors Recommendation

        The affirmative vote of a majority of the shares of common stock present and entitled to be voted on this matter at the meeting is required to adopt this proposal.

The Board Of Directors Unanimously Recommends a Vote "For"
the Adoption of the Amendment to the 2000 Employee Stock Purchase Plan.

INDEPENDENT ACCOUNTANTS

        PricewaterhouseCoopers LLP has served as independent accountants for the Company for a number of years, including the fiscal year ended October 31, 2002. The Company's Audit Committee has not yet selected an accountant to serve as independent accountant for the fiscal year ended October 31, 2003, but intends to review this matter as part of its audit committee review. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

        Audit Fees.    The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended October 31, 2002 and the reviews of the financial statements included in the Company's Forms 10-Q for fiscal year 2002 were $52,000.

        All Other Fees.    Other than those fees listed above, the aggregate fees billed to the Company by PricewaterhouseCoopers LLP for fiscal year 2002, none of which were financial information systems design and implementation fees, were $7,000. These fees related to services performed in connection with the Company's Shareholder Rights Offering. The Audit Committee has determined that the non-audit services performed by PricewaterhouseCoopers LLP are not incompatible with PricewaterhouseCoopers LLP maintaining its independence with respect to the Company.

ANNUAL REPORT

        An Annual Report of the Company setting forth the Company's activities and containing financial statements of the Company for the fiscal year ended October 31, 2002 accompanies this Notice of Annual Meeting and Proxy Statement.

CERTAIN TRANSACTIONS

        In March 2002, the Company initiated a Shareholder Rights Offering to raise working capital. In the offering, the Board of Directors authorized the sale of 5.5 million units at $1.00 per unit to existing shareholders. Each unit consisted of one share of stock and a warrant to purchase one-half share of stock. The warrants are exercisable at $2.50 until September 30, 2003. The offering closed on May 10, 2002, and resulted in the sale of approximately 4.5 million units with net proceeds to the Company from the offering of approximately $4.3 million after offering expenses.

        Pursuant to the Rights Offering, Mr. P.R. Peterson (a director of the Company), the P.R. Peterson Co. Keogh Plan (the "Plan"), of which Mr. Peterson is a Trustee, ESI Investment Company (a wholly owned subsidiary of Electro-Sensors, Inc. of which Mr. Peterson is a director and major shareholder) and Peterson Brothers Securities Company (of which Mr. Peterson is a director and shareholder) purchased an aggregate of 2,332,642 shares of the Company's common stock and warrants to purchase an additional 1,166,321 shares of common stock. In conjunction with the Rights Offering, and with the approval of the PPT VISION Board of Directors, Mr. Peterson also exchanged 75,502 non-voting shares of common stock for an equal number of voting shares with no additional consideration. The terms under which Mr. Peterson purchased units in the Rights Offering were identical to the terms offered to all shareholders of the Company.

SHAREHOLDER PROPOSALS

        Rule 14a-8 of the SEC permits shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The PPT VISION, Inc. 2004 Annual Meeting of Shareholders is expected to be held on or about March 1, 2004. Proxy materials for that meeting are expected to be mailed on or about February 2, 2004. Under SEC Rule 14a-8, shareholder proposals to be included in the PPT VISION, Inc. proxy statement for that meeting must be received by PPT VISION, Inc. on or before October 6, 2003. Additionally, if PPT VISION, Inc. receives notice of a shareholder proposal after December 19, 2003, the proposal will be considered untimely pursuant to SEC Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors of PPT VISION, Inc. for its 2004 Annual Meeting of Shareholders may exercise discretionary voting power with respect to the proposal.

SOLICITATION

        The cost of soliciting proxies, including the cost of preparing, assembling, and mailing the proxies and soliciting material, as well as the cost of forwarding the material to the beneficial owners of stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended October 31, 2002, all Section16(a) filing requirements applicable to its insiders were complied with.

OTHER BUSINESS

        The management of the Company does not know of any other business to be presented at the Annual Meeting of Shareholders. If any matter properly comes before the meeting, however, it is intended that the persons named in the enclosed form of proxy will vote said proxy in accordance with their best judgment.

        All proxies properly executed will be voted in the manner directed by shareholders. If no direction is made, proxies will be voted in favor of the directors nominated by management, the amendments to the 2000 Stock Option Plan and the amendment to the Employee Stock Purchase Plan.

By Order of the Board of Directors

Timothy C. Clayton, Secretary

PPT VISION, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, March 13, 2003
3:30 p.m. Local time
Eden Prairie, Minnesota

PPT VISION, INC.	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on March 13, 2003.

The undersigned hereby constitutes and appoints Joseph C. Christenson with power of substitution, as attorney and proxy to appear and vote all of the shares standing in the name of the undersigned at the Annual Meeting of Shareholders of PPT VISION, Inc., to be held on March 13, 2003 at 3:30 p.m. local time, in Eden Prairie, Minnesota and at any adjournment or adjournments thereof:

See reverse for voting instructions.

\/ Please detach here \/

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of directors:	01 Joseph C. Christenson	04 P.R. Peterson	☐	Vote FOR	☐	Vote WITHHELD
		02 Robert W. Heller	05 Benno G. Sand		all nominees		from all nominees
		03 David C. Malmberg			(except as marked)
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.
	To approve amendments to the Company's 2000 Stock Option Plan to (i) increase the number of shares issuable under the Plan from 500,000 to 1,100,000 shares; and (ii) increase the maximum number of options that can be granted to a person in one fiscal year from 50,000 shares to 100,000 shares.	☐	For	☐	Against	☐	Abstain
3.	To approve an amendment to the Company's 2000 Employee Stock Purchase Plan to increase the number of shares issuable under the Plan from 150,000 shares to 300,000 shares.	☐	For	☐	Against	☐	Abstain
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS COMING BEFORE THE MEETING. The shares represented by this proxy will be voted in accordance with the specifications made and in favor of the directors nominated and the amendments to the 2000 Stock Option Plan and 2000 Employee Stock Purchase Plan if there is no specification.

Address Change? Mark Box	☐	I plan to attend the meeting	☐
Indicate changes below:				Date

Signature(s) in Box
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
PLEASE RETURN PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

QuickLinks

GENERAL MATTERS
QUORUM AND VOTE REQUIRED
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
Proposal #1 ELECTION OF DIRECTORS
REPORT OF AUDIT COMMITTEE
EXECUTIVE OFFICERS OF THE COMPANY
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Fiscal 2002 and Option Values at October 31, 2002
Proposal #2 AMENDMENTS TO THE 2000 STOCK OPTION PLAN
Proposal #3 AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN
INDEPENDENT ACCOUNTANTS
ANNUAL REPORT
CERTAIN TRANSACTIONS
SHAREHOLDER PROPOSALS
SOLICITATION
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
OTHER BUSINESS